EXHIBIT 4.5
DESCRIPTION OF THE COMMUNITY FINANCIAL CORPORATION’S COMMON STOCK
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The Community Financial Corporation (the “Company”) is incorporated in the State of Maryland. The rights of our shareholders are generally covered by Maryland law and our articles of incorporation and bylaws (each as amended and in effect on the date hereof). The terms of our common stock are therefore subject to Maryland law, including the Maryland General Corporation Law, and the common and constitutional law of Maryland.
This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our articles of incorporation and bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.
For more detailed information about the rights of our common stock, you should refer to our articles of incorporation and bylaws and the applicable provisions of Maryland law, including the Maryland General Corporation Law, for additional information.
Authorized Capital Stock
The Company’s articles of incorporation currently authorize the issuance of up to 15,000,000 shares of capital stock, par value $0.01 per share.
The Company’s common stock is currently listed for quotation on the Nasdaq Global Select Market under the symbol “TCFC.”
Preemptive Rights; Redemption Rights; Sinking Funds and Terms of Conversion
Preemptive Rights
The Company’s common stock currently has no preemptive rights. The Company’s board may fix preemptive rights for the Company’s common stock at such prices as it determines in its sole discretion.
Redemption Rights
The Company’s common stock does not currently have any redemption rights. Preferred stock may be issued with preferences and designations as the Company’s board may from time to time determine. The Company may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Company common stock.
Sinking Funds
The Company’s common stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Company common stock have no right to require redemption or repurchase of any of their shares.
Conversion
The Company’s common stock has no conversion rights.
Voting Rights
Because there are no issued and outstanding shares of the Company’s preferred stock, the holders of the Company’s common stock have exclusive voting rights in the Company. They elect the Company’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Company’s board. Generally, each holder of the Company’s common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors.

If the Company issues shares of Company preferred stock, holders of the Company’s preferred stock may also possess voting rights, including the right, voting separately as a class, to elect one or more directors (in addition to the directors elected by the holders of the Company’s common stock). Under the Company articles of incorporation, any director or the entire board may be removed at any time for cause by an affirmative vote of the holders of at least 2/3 of the outstanding shares of capital stock entitled to vote generally in the election of directors (considered for this purpose as one class), cast at a meeting called for the purpose of removing such directors. However, these general removal rules do not apply with respect to directors elected by preferred stockholders whenever the holders of any one or more series of such preferred stock have the right, voting separately as a class, to elect one or more directors of the Company.
Liquidation Rights
In the event of the Company’s liquidation, dissolution or winding up, holders of Company common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation, dissolution or winding up.
Dividend Rights
Holders of Company common stock are entitled to receive ratably such dividends as may be declared by the Company’s board out of legally available funds. The ability of the Company’s board to declare and pay dividends on Company common stock is subject to the terms of applicable Maryland law and banking regulations. If the Company issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
Certain Charter and Bylaw Provisions Affecting Change in Control Transactions
The Company’s articles of incorporation and bylaws contain several provisions that may make the Company a less attractive target for an acquisition of control by anyone who does not have the support of the Company’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, several special procedural rules, a staggered board of directors, and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to the Company’s articles of incorporation and bylaws, both of which are on file with the SEC.
Amendments to Charter and Bylaws
The Company’s articles of incorporation provide that the Company reserves the right to repeal, alter, amend or rescind any provision in the articles of incorporation, except that specific provisions relating to meetings of stockholders (and cumulative voting), notice for nominations of directors and stockholder proposals, directors, removal of directors, acquisition of capital stock, approval of certain business combinations, evaluation of business combinations, indemnification, limitations on officers’ and directors’ liability, and amendment of bylaws and articles, may not be repealed, amended, or rescinded without the affirmative vote of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a stockholder meeting called for the purpose of such amendment or rescindment.
The Company’s articles of incorporation provide that the board may make, repeal, amend and rescind the bylaws of the Company. The Company’s bylaws provide that the board may only take such action by vote of 2/3 of the board. The Company’s articles of incorporation and bylaws each state that the Company stockholders may not make, repeal, amend or rescind the bylaws except by a vote of not less than 80% of the holders of the outstanding shares of capital stock entitled to vote generally in the election of directors cast at a stockholders meeting called for the purpose of such amendment or rescindment.
Preferred Stock
The Company’s articles of incorporation authorize the Company’s board, without further stockholder action, to classify and reclassify any unissued shares of capital stock into a class or classes of preferred stock and to provide for the issuance of the shares of preferred stock in series, and by filing articles supplementary to the articles of incorporation pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Preferred stock may be issued with preferences and designations as the Company’s board may from time to time determine. The Company’s board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the Company’s common stock.

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